Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of March, 2020 by and between Commercial Metals Company, a Delaware corporation (the “Company”), and Mary A. Lindsey (the “Consultant”).

WHEREAS, the Company currently employs the Consultant;

WHEREAS, the Company and the Consultant are parties to an Amended and Restated Commercial Metals Company Executive Employment Continuity Agreement dated as of January 18, 2016 (the “EECA”);

WHEREAS, the Consultant desires to retire from the Company as of March 1, 2020 (the “Separation Date”);

WHEREAS, from and after the Separation Date, the Company desires to retain the Consultant as an independent contractor to perform certain transition and consulting services for the Company, and the Consultant is willing to perform such services on the terms and conditions set forth more fully below; and

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the parties agree as follows:

1.	SERVICES AND COMPENSATION

(a)    The Company hereby engages the Consultant, and the Consultant hereby accepts such engagement, as an independent contractor to provide transition and consulting services requested by the Company from time to time (the “Services”), including assisting in the orderly transition of the Consultant’s former duties and responsibilities as the Company’s Senior Vice President and Chief Financial Officer. The Consultant shall provide the Services during normal business hours and upon reasonable advance notice by the Company to the Consultant upon the terms and conditions set forth in this Agreement.

(b)     Subject to (i) the Consultant’s release and waiver of claims, (ii) the Consultant’s execution of this Agreement, (iii) expiration of applicable revocation periods (without revocation), and (iv) payroll tax withholding required by federal, state or local law, the Company agrees to pay the Consultant, as compensation for the Services, a monthly consulting fee in an amount equal to the Consultant’s current monthly salary for fiscal year 2019 (the “Consulting Fee”), payable in not less than equal monthly increments, but otherwise in accordance with the Company’s normal payroll policies and practices. The monthly Consulting Fee shall be payable regardless of the number of hours of Services requested by the Company during any month. In addition, upon the successful fulfillment of the Consultant’s Services under this Agreement, the Consultant shall be entitled to receive a success fee of up to $400,000.00 (the “Success Fee”), payable no later than January 1, 2021.

(c)     Consultant shall also be entitled to receive an amount in cash equal to (i) a pro-rata portion (six-twelfths (6/12)) of the Consultant’s fiscal year 2020 annual performance bonus (the “Performance Bonus”) based on the formulaic calculation in the Company’s FY2020 Annual Performance Bonus Program (the “Program”), as such Program has been approved by the Compensation Committee of the Company’s Board of Directors, payable no later than November 30, 2020 less (ii) the amount of any pre-payment by the Company of the Performance Bonus, regardless of when paid (the “Prepayment Amount”). For the avoidance of doubt, if the Prepayment Amount exceeds the Performance Bonus, then the Consultant hereby agrees to pay to the Company the amount by which the Prepayment Amount exceeds the Performance Bonus.

(d)    While on the Company’s premises or using the Company’s property or equipment, the Consultant shall comply with all applicable policies of the Company relating to business and office conduct, health and safety, and use of the Company’s facilities, supplies, information technology, equipment, networks, and other resources.

2.	TERMINATION OF EECA

The EECA shall terminate and be of no further force or effect from and after the Separation Date, other than the provisions set forth in Sections 10.1, 10.3, 10.4, 11.3, 11.5, 11.6, 11.7 and 11.8, which shall survive the termination of the EECA. The Consultant acknowledges and agrees that she will forfeit, and hereby waives, releases and relinquishes, any and all benefits and rights she may have under the EECA as of the Separation Date.

3.	RELEASE OF CLAIMS

In consideration of the mutual promises and covenants contained in this Agreement and after adequate opportunity to consult with legal counsel:

(a)     Except as provided for in subparts (f) and (g) below or as otherwise prohibited by law, the Consultant for herself and each of her respective heirs, representatives, agents, successors, and assigns, irrevocably and unconditionally releases and forever discharges the Company and its respective current and former officers, directors, shareholders, employees, representatives, attorneys, and agents, as well as its respective predecessors, parent companies, subsidiaries, Affiliates (as defined in Section 4(b)), divisions, successors, and assigns and its respective current and former officers, directors, shareholders, employees, representatives, attorneys, agents and their respective heirs (collectively the “Released Parties”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings, or liabilities of whatever kind or character, which the Consultant may have against them, or any of them, by reason of or arising out of, touching upon, or concerning the Consultant’s prior employment with the Company or her separation from the Company that exist or may exist as of the date the Consultant signs this Agreement. The Consultant acknowledges that this release of claims specifically includes, but is not limited to, any and all claims for fraud; breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; wrongful or unlawful discharge or demotion; violation of public policy; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, expenses, severance pay, attorneys’ fees, or other compensation of any sort; defamation; unlawful effort to prevent employment; discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, medical condition, or marital status; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. § 2000, et seq., the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA’’), 29 U.S.C. § 621, et seq., the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. § 626(f), the Equal Pay Act, the Family and Medical Leave Act (“FMLA”), the Americans with Disabilities Act (“ADA”), the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Occupational Safety and Health Act (“OSHA”) or any other health and/or safety laws, statutes, or regulations, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Internal Revenue Code of 1986, as amended; the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information and Nondiscrimination Act (“GINA”) and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statutes, regulations, common law.

(b)    The Consultant represents and agrees that (except as otherwise provided in subpart (g) below), prior to signing this Agreement, she has not filed or pursued any complaints, charges, or lawsuits of any kind with any court, governmental or administrative agency, or arbitral forum against the Company, or any other person or entity released under Section 3(a) above, asserting any claims whatsoever. The Consultant understands and acknowledges that, in the event she commences any proceeding in violation of this Agreement, she waives and is estopped from receiving any monetary award or other legal or equitable relief in such proceeding (except as otherwise provided in subpart (g) below).

(c)    Subject to subpart (g) below: (i) the Consultant represents and warrants that the Consultant is not aware of any violations, allegations or claims that the Company has violated any federal, state, local or foreign law or regulation of any kind, or any facts or circumstances relating to any alleged violations, allegations or claims that the Company has violated any federal, state, local or foreign law or regulation of any kind, of which the Consultant has not previously made the executive leadership team aware and (ii) if the Consultant learns of any such information, the Consultant shall immediately inform the Company’s general counsel.

(d)    The Consultant represents and warrants that she has not assigned or subrogated any of her rights, claims, and/or causes of action, including any claims referenced in this Agreement, or authorized any other person or entity to assert such claim or claims on her behalf, and she agrees to indemnify and hold harmless the Company against any assignment of said rights, claims, and/or causes of action.

(e)    If the Consultant should breach any of her obligations under this Agreement, the Company shall have no further obligation to make the payments described in this Agreement and shall be entitled to recover any and all payments previously made by the Company under this Agreement.

(f)    This release shall not apply to (i) any of the Company’s obligations under this Agreement or any other written contract between the Consultant and the Company, (ii) COBRA continuation coverage benefits or any accrued and vested benefits under an employee benefit plan subject to ERISA (other than any severance benefits), or (iii) payment of accrued, unpaid salary and reimbursement of eligible business expenses through the Separation Date. The Consultant’s active participation in all company health and welfare benefit plans and programs (including the Commercial Metals Companies Retirement Plan, as amended and restated effective as of January 1, 2016, and further amended from time to time, and the Commercial Metals Companies 2005 Benefits Restoration Plan, as amended and restated effective September 1, 2014) shall cease as of the Separation Date. However, consistent with the terms of the plans referenced above, all benefits or compensation under such plans and programs that the Consultant has earned or in the future may be credited to the Consultant’s account or to which the Consultant will become entitled to receive under such plans and programs by virtue of her service through the Separation Date will be payable pursuant to the terms of such plans.

(g)    Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits the Consultant from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or making other disclosures to a governmental or regulatory entity (in each case, without having to disclose any such conduct to the Company), or from responding if properly subpoenaed or otherwise required to do so under applicable law. In addition, nothing in this

Agreement limits the Consultant’s right to receive an award from a governmental or regulatory entity for information provided to such an entity (and not as compensation for actual or alleged personal injury or damages to the Consultant).

4.    NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY, CONFLICTS OF INTEREST, AND NON-DISPARAGEMENT.

In consideration of the Consultant performing the Services pursuant to this Agreement and the Company’s payment to the Consultant of any compensation pursuant to this Agreement, the Company and Consultant agree as follows:

(a)    Upon the Consultant’s execution of this Agreement, the Company will immediately provide the Consultant with certain Confidential Information (as defined below). The Company also agrees to provide the Consultant with Confidential Information on an on-going basis. The Consultant recognizes and agrees that (i) the Company and its Affiliates (as defined below) have devoted a considerable amount of time, effort, and expense to develop the Confidential Information, training, and business goodwill, all of which are valuable assets to the Company; (ii) that the Consultant will occupy a position of trust and confidence with the Company and will have the opportunity to become familiar with the Confidential Information; and (iii) disclosure or use of the Company’s or its Affiliates’ Confidential Information and additional information described herein to which the Consultant will have access, would cause irreparable harm to the Company.

(b)    As used herein, Confidential Information means information (i) disclosed to or known by the Consultant as a consequence of or through providing Services to the Company or its Affiliates; and (ii) which relates to any aspect of the Company’s or Affiliate’s business, research, or development. “Confidential Information” includes, but is not limited to, the Company’s and Affiliate’s trade secrets, proprietary information, business plans, marketing plans, financial information, employee performance, compensation and benefit information, cost and pricing information, identity and information pertaining to customers, suppliers and vendors, and their purchasing history with the Company, any business or technical information, design, process, procedure, formula, improvement, or any portion or phase thereof, that is owned by or has been used by the Company, any information related to the development of products and production processes, any information concerning proposed new products and production processes, any information concerning marketing processes, market feasibility studies, cost data, profit plans, capital plans and proposed or existing marketing techniques or plans, financial information, including, without limitation, information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports, business plans or other financial or business reports, and information provided to the Company or Affiliate by a third party under restrictions against disclosure or use by the Company or others. The term “Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company, or other applicable entity.

(c)     The Consultant further acknowledges that (i) the business of the Company is conducted throughout the United States of America (the “Business Area”); (ii) Company’s products are sold throughout the Business Area; (iii) the Company competes with other businesses that are or could be located in the Business Area; (iv) the provisions of this Section 4 are reasonable and necessary to protect and preserve the business of the Company; and (v) the Company would be irreparably damaged if the Consultant were to breach the covenants set forth in this Section 4.

(d)    Non-Competition During and After Employment. The Consultant agrees that during the Term (as defined below) of this Agreement and for a period of eighteen (18) months after termination of this Agreement for any reason, she will not compete with the Company or its Affiliates in the Business Area by engaging in the conception, design, development, production, marketing, selling, sourcing or servicing of any product or providing of any service that is substantially similar to the products or services that the Company or any of its Affiliates provided during the Term or planned to provide during the Term and of which the Consultant had knowledge, responsibility or authority, and that she will not work for, assist, or become affiliated or connected with, as an owner, partner, consultant, or in any other capacity, either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by the Company or its Affiliates during the Term, or that were planned to be provided during the Term and of which the Consultant had knowledge, responsibility or authority. Additionally, during this period, the Consultant will not accept employment with or provide services in any capacity (including consulting services) to any individual, business entity, investor, or investment fund that is actively involved in or assessing an acquisition of a controlling interest in the Company or purchase of substantially all of the assets of the Company. The restrictive covenants set forth in this Agreement are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company.

(e)    Conflicts of Interest. The Consultant agrees that for the duration of the Term, she will not engage, either directly or indirectly, in any Conflict of Interest (as defined below), and that the Consultant will promptly inform the general counsel of the Company as to each offer received by the Consultant to engage in any such activity. The Consultant further agrees to disclose to the Company any other facts of which the Consultant becomes aware which might involve or give rise to a Conflict of Interest or potential Conflict of Interest. “Conflict of Interest” means any situation in which the Consultant has two or more duties or interests that are mutually incompatible and may tend to conflict with the proper and impartial discharge of the Consultant’s duties, responsibilities or obligations to the Company, including but not limited to those described in the Company’s Code of Conduct (the “Code”) that the Consultant has either not disclosed to the Company or has disclosed and not been granted a waiver by the Audit Committee of the Board of Directors of the Company under the provisions of such Code.

(f)    Non-Solicitation of Customers and Employees. The Consultant further agrees that for a period of two (2) years after the termination of this Agreement for any reason, she will not either directly or indirectly, on her own behalf or on behalf of others (i) solicit or accept any business from any customer or supplier or prospective customer or supplier of the Company or any of its Affiliates, (ii) solicit, recruit or otherwise attempt to hire, or personally cause to hire any of the then current employees or consultants of the Company or any of its Affiliates, or who were former employees or consultants of the Company or any of its Affiliates during the preceding twelve (12) months, to work or perform services for the Consultant or for any other entity, firm, corporation, or individual; or (iii) solicit or attempt to influence any of the Company’s or its Affiliates’ then current customers or clients to purchase any products or services substantially similar to the products or services provided by the Company or its Affiliates during the Term (or that were planned to be provided during the Term) from any business that offers or performs services or products substantially similar to the services or products provided by the Company or its Affiliates.

(g)    Non-Disclosure or Use of Confidential Information.

(i)    The Consultant further agrees that during the Term and thereafter, she will not, except as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish, or otherwise disclose to any third party any Confidential Information or proprietary information of the Company or its Affiliates, or authorize anyone else to do these things at any time either during or subsequent to the Term. If the Consultant becomes legally compelled by deposition, subpoena or other court or governmental action to disclose any Confidential Information, then the Consultant shall give the Company prompt notice to that effect, and will cooperate with the Company if the Company seeks to obtain a protective order concerning the Confidential Information. The Consultant will disclose only such Confidential Information as her counsel shall advise is legally required.

(ii)    The Consultant agrees to deliver to the Company, at any time the Company may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in electronic format on a computer hard drive, disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations or affairs of the Company or its Affiliates and any other Confidential Information that the Consultant may then possess or have under her control.

(iii)    The Consultant’s obligations under this section of this Agreement with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately and without breach by the Consultant of her obligations under this Agreement. It is understood that such Confidential Information and proprietary information of the Company and Affiliates includes matters that the Consultant conceives or develops pursuant to this Agreement, as well as matters the Consultant learns from other employees of the Company or its Affiliates.

(h)    Non-Disparagement. The Consultant shall not, directly or indirectly, disclose, communicate, or publish in any format any libelous, defamatory, or disparaging information concerning the Company, its executives, officers, Board of Directors, subsidiaries, Affiliates, employees, operations, technology, proprietary or technical information, strategies or business whatsoever, or cause others to disclose, communicate, or publish any disparaging information concerning the same (subject to Section 3(g) above). The Company agrees that the individuals who held positions on the Company’s “Global Leadership Team” (as such term is utilized within the Company) as of August 31, 2019, will refrain at all times while they are employed by the Company, from directly or indirectly disclosing, communicating, or publishing in any format any libelous, defamatory, or disparaging information concerning the Consultant, directed to any person or entity other than a member of the Company’s Board of Directors or any member of the Global Leadership Team. Notwithstanding anything to the contrary in this Section 4(h), nothing shall prohibit Consultant, the Company or any member of the Global Leadership Team from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law.

(i)    Survival of Restrictive Covenants. All restrictive covenants in this Section 4 shall survive termination of this Agreement, regardless of reason, including expiration of the Agreement by passage of time and non-renewal.

(j)    Exceptions. Notwithstanding the foregoing restrictions, nothing in this Agreement shall be construed to restrict or prohibit ownership by the Consultant of stock of any company listed on the New York Stock Exchange, the NYSE American Stock Exchange or the Nasdaq Stock Market; provided, that the Consultant’s ownership interest is not more than five percent (5%) or more of the outstanding voting shares of such company.

5.	REMEDIES

(a)    The parties agree that in the case of a breach or threatened breach by the Consultant of any of the foregoing agreements, irreparable injury would result to the Company, damages would be difficult, if not impossible, to prove, and the Company shall be entitled to a temporary restraining order and injunctive relief against the Consultant from any court of competent jurisdiction without the necessity of providing actual damages. In such event, the Company shall also be entitled to recover its attorney’s fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorney’s fees and costs. In addition, from the date of any breach by the Consultant of Section 3 or Section 4, any remaining payments owed to the Consultant shall automatically lapse and be forfeited, and the Company shall have no further obligation to the Consultant with respect to such payments. Such remedies shall be without prejudice to any other remedies that the Company may have for a breach of this Agreement. The existence of any claim or cause of action by the Consultant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in this Agreement.

(b)    If the Consultant is found to have violated any of the foregoing agreements, the parties agree that the duration of the restrictive covenants set forth in Section 4 above shall be automatically extended by the same period of time that the Consultant is determined to be in violation of the foregoing agreements. The parties hereby further agree that the restrictions and obligations herein set forth in Section 4 above are reasonable and necessary to protect and preserve the business of the Company. The representations and covenants contained in Section 3 and Section 4 on the part of the Consultant will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Consultant against the Company or any officer, director, or stockholder of the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement against the Consultant of the covenants of the Consultant contained in Section 3 and Section 4 hereof. Notwithstanding any other provision of this Agreement, the provisions of Section 3 and Section 4 and the rights and remedies to enforce such provisions shall be assignable in favor of any successor or assign of the Company.

(c)    Reformation. The Consultant and the Company agree that all of the covenants contained in Section 3 and Section 4 shall survive the termination or expiration of this Agreement, and agree further that in the event any of the covenants contained in Section 3 and Section 4 shall be held by any court to be effective in any particular area or jurisdiction only if such covenant is modified to limit its duration or scope, then, at the sole option of the Company the provisions of Section 5(d) may be deemed to have been triggered, and the rights, liabilities, and obligations set forth therein shall apply. In the event the Company does not elect to trigger the application of Section 5(d), the court shall have such authority to so reform the covenant and the parties hereto shall consider such covenant(s) and/or other provisions of Section 3 and Section 4 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written. Should any court hold that these covenants are void or otherwise unenforceable in any particular area or jurisdiction, then the Company may consider such covenant(s) and/or provisions of Section 3 and Section 4 to be amended and modified so as to eliminate therefrom the particular area or jurisdiction as to which such covenants are so held void or otherwise unenforceable and, as to all other areas and jurisdictions covered hereunder, the covenants contained herein shall remain in full force and effect as originally written.

(d)    Conditional Obligation and Restoration. Section 3 and Section 4 are material and important to this Agreement. The enforceability of Sections 3 and Section 4 are conditions for the Company’s (i) continuation of the payment of the Consulting Fee and (ii) payment of the Success Fee, each pursuant to Section 1. Should all or any part or application of Section 3 and Section 4 be held or found invalid or unenforceable for any reason whatsoever by a court or in arbitration in connection with any claim or defense asserted by the Consultant, the Consultant and the Company agree that (i) the Consultant’s right to the Consulting Fee continuation pursuant to this Agreement shall automatically lapse and be forfeited; (ii) the Company shall have no obligation to make any further payments to the Consultant; and (iii) the Company shall be entitled to discontinue future payments and the Consultant shall promptly repay the Consulting Fees and Success Fee paid to the Consultant through the date on which a court held or found any portion of Section 3 or Section 4 to be invalid or unenforceable.

6.	TERM AND TERMINATION

(a)    Term. This Agreement will commence on the date first written above and will continue until the earlier of (i) November 1, 2020, or (ii) termination as provided below (the “Term”). Any extension of the Term will be subject to mutual written agreement between the Company and the Consultant.

(b)    Termination. The Company may terminate this Agreement immediately upon a material breach of this Agreement by the Consultant by providing notice thereof to the Consultant.

(c)    Return of Property of Company. The Consultant shall, immediately following the termination of this Agreement, to the extent not previously returned or delivered: (i) return all equipment, records, files, documents, data, programs or other materials and property in the Consultant’s possession, custody or control, which relates or belongs to the Company or any one or more of its Affiliates, including, without limitation, all, Confidential Information, computer equipment, access codes, messaging devices, credit cards, cell phones, keys and access cards; and (ii) deliver all original and copies of Confidential Information, electronic data, notes, materials, records, plans, data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise, on Company equipment or the Consultant’s personal equipment) that relate or refer in any to (1) the Company or its Affiliates, their businesses or their employees, or (2) the Company’s Confidential Information or similar information. By signing this Agreement, the Consultant represents and warrants that the Consultant has not retained and has or shall timely return and deliver all the items described or referenced in subsections (i) or (ii) above; and, that should the Consultant later discover additional items described or referenced in subsections (i) or (ii) above, the Consultant shall promptly notify the Company and return/deliver such items to the Company.

7.	ASSIGNMENT

This Agreement and the rights and duties hereunder shall be binding upon and inure to the benefit of the parties hereto and the successors, representatives and assigns of each of the parties to this Agreement. No rights, obligations or liabilities hereunder shall be assignable by the Consultant without the prior written consent of the Company. The Company may assign its rights under this Agreement without obtaining the Consultant’s prior written consent. Any purported assignment in violation of this Agreement shall be void ab initio.

8.	INDEPENDENT CONTRACTOR

It is the express intention of the parties that the Consultant is an independent contractor. Nothing in this Agreement shall in any way be construed to constitute the Consultant as an agent, employee or representative of the Company, and the Consultant shall perform the Services hereunder as an independent contractor. The Consultant acknowledges and agrees that the Consultant is obligated to report as income all compensation received by the Consultant pursuant to this Agreement, and the Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon.

The Consultant further agrees to indemnify and hold harmless the Company and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorney’s fees and other legal expenses, arising directly or indirectly from (i) any negligent, reckless or intentionally wrongful act of the Consultant or the Consultant’s assistants, employees or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, or (iii) any breach by the Consultant or the Consultant’s assistants, employees or agents of any of the covenants contained in this Agreement.

9.	BENEFITS

Other than as set for the below, the Consultant acknowledges and agrees and it is the intent of the parties hereto that the Consultant receive no Company-sponsored benefits from the Company either as a Consultant or employee. Such benefits include, but are not limited to, paid vacation, sick leave, medical insurance, or 401(k) participation. If the Consultant is reclassified by a state or federal agency or court as an employee, the Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of the Company’s benefit plans in effect at the time of such reclassification the Consultant would otherwise be eligible for such benefits; provided, however, the Consultant shall receive fully-subsidized COBRA coverage, paid for by the Company, continuing for six (6) months following the Separation Date.

10.	NOTICE TO FUTURE EMPLOYERS

(a)     If the Consultant, in the future, seeks or is offered employment, or any other position or capacity with another company or entity, the Consultant agrees to inform each new employer or entity, before accepting employment, of the existence of the restrictions in Section 4(d). Further, before taking any employment position with any company or entity during the eighteen (18) month period described in Section 4(d), the Consultant agrees to give prior written notice to the Company, including the name of such company or entity and confirming in that notice that she has provided a copy of Section 4(d) to such new employer or entity.

11.	MISCELLANEOUS

(a)    Sole Remedy. The Consultant’s sole remedy shall be against the Company (or any assignee or successor to all or substantially all the assets of the Company (collectively, “Assigns”)) for any Claim (defined below). The Consultant shall have no claim or right of any nature whatsoever against any of the Company’s (or any of its Affiliates’) directors, officers, employees, direct and indirect stockholders, owners, trustees, beneficiaries or agents, irrespective of when any such person held such status (collectively, the “Company Affiliates”) (other than the Assigns) arising out of any Claim. The Consultant hereby releases and covenants not to sue any person other than the Company or its Assigns over any Claim. The Company Affiliates shall be third-party beneficiaries of this Agreement for purposes of enforcing the terms of this Section 11(a) against the Consultant. Except as set forth in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, the Company and the Company’s Assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no person who is not a party to this Agreement may rely on the terms hereof.

(b)    Upon termination of the Consultant’s engagement, the sole claim of the Consultant against the Company and its Assigns for Claims will be for unpaid amounts described in Section 1 (subject to the forfeiture and repayment obligations of Consultant contained in this Agreement) and the Consultant shall have no claim against the Company or its Assigns for any Claim, other than those set forth in Section 1, or against any Affiliate of the Company (other than Assigns) for Claims, including, without limitation, any claim for damages of any nature, be they actual, direct, indirect, special, punitive or consequential. The Consultant hereby releases and covenants not to sue for, collect or otherwise recover any amount against the Company or its Assigns for any Claim, other than the amounts set forth in Section 1, or against any of the Company’s Affiliates (other than Assigns) for any Claim.

IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT THE LIMITATIONS ON THE CONSULTANT’S REMEDIES EXPRESSED IN THIS SECTION 11(A) APPLY WITHOUT LIMITATION TO CLAIMS RELATING TO NEGLIGENCE.

“Claim” shall mean any claim, liability or obligation of any nature whatsoever arising out of this Agreement or an alleged breach of this Agreement or for any other claim arising out of the Consultant’s employment by the Company or the termination thereof.

(c)    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier of (i) delivery thereof if by hand or upon receipt if sent by mail (registered or certified mail, postage prepaid, return receipt requested), (ii) on the second next business day after deposit if sent by a nationally recognized overnight delivery service, (iii) upon transmission if sent by telecopy or facsimile transmission (with request of assurance of receipt in as a manner customary for communication of such type) and (iv) upon confirmation of receipt if send by email, to the following parties:

(i)      If to the Company, to:

Commercial Metals Company

6565 North MacArthur Blvd., Suite 800

Irving, Texas 75039

Attention: Jody Absher

Email: jody.absher@cmc.com

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

2300 N. Field St., Suite 1800

Dallas, Texas 75201

Attention: Garrett A. DeVries

Email: gdevries@akingump.com

(ii)     if to the Consultant, to:

Mary A. Lindsey

224 Cedar Drive

Addison, Vermont 05491

Email: marylindsey1973@gmail.com

Any party by written notice to the other parties pursuant to this Section may change the address or the persons to whom notices or copies thereof shall be directed.

(d)    Waivers. No waiver by either party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

(e)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, portable document format (PDF) or e-mail transmission and, upon such delivery, the facsimile, PDF or e-mail shall be deemed to have the same effect as if the original signature had been delivered to the other party.

(f)    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior oral or written agreements, understandings, representations and warranties between the parties hereto with respect to the subject matter hereof; provided, however, any previously existing agreements between the parties hereto regarding non-disclosure of confidential information shall remain in full force and effect in accordance with their applicable terms. This Agreement may be amended or modified only by a written agreement executed by each of the parties hereto.

(g)    Headings. The headings of paragraphs and Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. The words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.

(h)    Governing Law; Resolution of Disputes, Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Texas, irrespective of conflict of laws principles. Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will only be brought in any federal or state court located in Dallas County in the State of Texas, and each party hereto consents to the exclusive jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such, action, suit or proceeding in any such court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, CONSULTANT’S COMPENSATION, OR TERMINATION.

(i)    Survival. Upon the expiration, termination (including, for the avoidance of doubt, under Section 6(b)) or cancellation of this Agreement, all rights and duties of the parties toward each other shall cease except Sections 2, 3, 4, 5, 6, 7, 8, 9, 10 and 11 shall survive termination of this Agreement, regardless of the reason therefor.

(j)     Voluntary Agreement. The Consultant represents and warrants that she has read and understood each and every provision of this Agreement, and that she is free to obtain advice from legal counsel of choice, if necessary and desired, in order to interpret any and all provisions of this Agreement, and that both parties have voluntarily entered into this Agreement.

(k)     Cooperation and Assistance. The Consultant hereby agrees to provide her full cooperation, at the request of the Company, with any of the Released Parties in the transitioning of her job duties and responsibilities and with any and all investigations or other legal, equitable or business matters or proceedings which involve any matters for which the Consultant worked on or had responsibility during her employment with the Company. The Consultant also agrees to be reasonably available to the Company or its representatives to provide general advice or assistance as requested by the Company. This includes, but is not limited to, testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit, and cooperating with the Company regarding any investigation, litigation, claims or other disputed items involving the Company that relate to matters within the knowledge or responsibility of the Consultant (subject to Section 3(g) above). Specifically, the Consultant agrees (i) to meet with the Company’s representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; (iii) to provide the Company with immediate notice of contact or subpoena by any non-governmental adverse party, and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives. The Consultant acknowledges and understands that her obligations of cooperation under this Section 11(k) are not limited in time and may include, but shall not be limited to, the need for or availability for testimony. The Consultant shall receive no additional compensation for time spent assisting the Company pursuant to this Section 11(k).

(l)     Attorneys’ Fees and Costs. If any action is brought by either party against the other party arising out of this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CONSULTANT

/s/ Mary A. Lindsey
Mary A. Lindsey

COMMERCIAL METALS COMPANY

By:	/s/ Barbara R. Smith
Name:	Barbara R. Smith
Title:	Chairman, President and CEO